Exhibit 99.3

PRESS RELEASE	November 24, 2020

Tilray, Inc. Announces Agreement to Exchange an Additional $72.9 Million in Principal Amount of Its 5.00% Convertible Senior Notes Due 2023 for Common Stock

NANAIMO, BRITISH COLUMBIA – Tilray, Inc. (“Tilray” or the “Company”) (Nasdaq: TLRY), a global pioneer in cannabis research, cultivation, production and distribution, today announced that it has entered into privately negotiated exchange agreements with certain holders of its 5.00% Convertible Senior Notes due 2023 (the “Notes”). Pursuant to the exchange agreements, the Company will exchange approximately $72.9 million in aggregate principal amount of Notes plus accrued interest, for approximately 6.4 million shares of the Company’s Class 2 common stock. The exchange transactions are expected to be completed on or about November 25, 2020, subject to customary closing conditions. Following the exchange transactions, approximately $277.9 million in aggregate principal amount of the Notes will remain outstanding.

Effectively, the Company agreed to repurchase a portion of its Notes at a 42% discount to their face value, using shares issued at the Company’s most recent closing market price (which is equivalent to a conversion price of $6.68 per share).

The purpose of the transaction was to reduce the Company’s debt and eliminate approximately $3.6 million in annual cash interest costs.

The shares of the Company’s Class 2 common stock issuable upon the exchanges have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

PRESS RELEASE	November 24, 2020

Forward Looking Statements

This press release contains “forward-looking statements”, which may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend ”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, including statements in respect of the closing of the exchange. Forward-looking statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, including assumptions in respect of current and future market conditions. Actual results, performance or achievement could differ materially from that expressed in, or implied by, any forward-looking statements in this press release, and, accordingly, you should not place undue reliance on any such forward-looking statements and they are not guarantees of future results. Forward-looking statements involve significant risks, assumptions, uncertainties and other factors that may cause actual future results or anticipated events to differ materially from those expressed or implied in any forward-looking statements. Please see the heading “Risk Factors” in Tilray’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 9, 2020, for a discussion of the material risk factors that could cause actual results to differ materially from the forward-looking information. Tilray does not undertake to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

For further information:

Media: Tilray Media Team, +1-833-206-8161, news@tilray.com

Investors: Raphael Gross, +1-203-682-8253, Raphael.Gross@icrinc.com